Exhibit 10(f)

1st Franklin Financial Corporation
Executive Bonus Plan: 2023

Plan Overview:

The Executive Bonus Plan for 2023 will focus first on meeting a minimum Corporate profit threshold, and thereafter meeting personal goals and department goals.

DISCLAIMERS:

“The Company must be in compliance with all credit line debt covenants prior to the disbursement of any bonus.”

Right to Alter Program

The Company reserves the right, at any time, or from time to time during the year, with or without notice, to continue or discontinue this program, or to alter it as necessary in the best interest of the Company.

The income threshold goal that is set was identified and agreed upon by the Executive Management Team. Below is the minimum income requirement for the 2023 bonus to be paid.

THRESHOLD: The Company must achieve minimum pre-tax income based on the average pre-tax income for the three years ended December 31, 2022 plus the average incentive bonus for the three years ended December 31, 2022 divided by 2. The 2023 threshold is based on pre-tax and income and bonus from 2022, 2020, and 2019. Extraordinary results from 2021 are excluded. The minimum pre-tax income threshold for 2023 is $14,400,000.

PROGRAM ELIGIBILITY:

Company: The threshold pre-tax income goal must be achieved for the Executive Bonus Plan to be activated. After this requirement is achieved, a bonus will be paid based on the achievement of personal and department goals and the performance evaluation. The bonus will be paid on an individual basis as a percentage of the participant’s annual salary. The plan allows for a bonus range of 0% to 65%.

Please note however, that the total bonus amount paid cannot exceed 50% of income before income taxes. If the preliminary total bonus calculation exceeds 50% of income before income taxes, the final bonus amounts paid will be reduced accordingly to meet the 50% limit.

INDIVIDUAL EXCEPTIONS:

If 1st Franklin fails to achieve the Company profit target and the bonus threshold goal, the Executive Bonus Plan, which is an incentive bonus plan based on performance, will not be paid. However, the Executive Compensation Committee (which consists of; Ben F. Cheek, III, Vice-Chairman; Ben F. Cheek, IV, Chairman; Ginger Herring, President and CEO; Brian Gyomory, EVP/Chief Financial Officer; Gary McQuain, EVP/Chief Operating Officer; Dan Clevenger, EVP/Chief Compliance Officer; Jeff Thompson, EVP/ Chief Human Resources Officer; Alan Shaw, EVP/Chief Information Officer; Mark L. Scarpitti, EVP/General Counsel; Charles E. Vercelli, Jr., EVP/Government and Regulatory Affairs; Julie I. Baker, EVP/Chief Information Security Officer) may choose to award individual bonuses to a select number of executives. These exceptions will only be made if those said individuals have achieved an outstanding year by ALL standards. In such a case, a bonus may be awarded but may be based on a lower scale than the above plan.

Executive Compensation Committee Review

The Executive Compensation Committee will review all executive, performance ratings and bonus recommendations and determine the final bonus awarded.

AREA	RECOMMENDATION	COMMITTEE MEMBERS
Executive Vice Presidents	Ginger Herring	Ginger Herring, Ben F. Cheek, III, Ben. F. Cheek, IV